THIS WARRANT AND THE SHARES ISSUABLE ON EXERCISE HEREOF ARE
NOT REGISTERED UNDER THE SECURITIES ACT OF 1933 AND ARE HELD SUBJECT TO THE TERMS, COVENANTS AND CONDITIONS OF AN AGREEMENT DATED APRIL 22, 1998, BY AND AMONG THE COMPANY AND THE HOLDER,
AND MAY NOT BE TRANSFERRED OR DISPOSED OF EXCEPT IN ACCORDANCE WITH THE TERMS AND PROVISIONS THEREOF AND IN COMPLIANCE WITH APPROPRIATE LEGAL REQUIREMENTS. A COPY OF SUCH AGREEMENT IS ON FILE AND MAY BE INSPECTED BY THE HOLDER AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.

Dated:APRIL 22, 1998

Warrant No. 002

	WARRANT To Purchase Shares of Common Stock of

	CANISCO RESOURCES, INC.


THIS IS TO CERTIFY THAT, for value received, R. Dean Mansfield
(the "Holder") is entitled to purchase from Canisco Resources, Inc., a Delaware corporation ("Company"), at any time or from time to time prior to 5:00 p.m., Wilmington, Delaware time, 30 days after the date on which a written statement showing Income Before Tax (as hereinafter defined) for each of the fiscal year(s) ended March 31, 1999, 2000, 2001, 2002, and 2003, respectively, has been delivered to the Holder (the "Expiration Time"), at $2.625 per share (the "Exercise
Price") 40,000 shares of Common Stock, par value $.0025 per share (the "Common Stock"), of Company, all subject to adjustment and upon the terms and conditions as hereinafter provided, and is entitled also to exercise the other rights described below. To the extent not exercised previously, the Holder's rights under this warrant will become void at the Expiration Time.

ARTICLE I

EXERCISE OF WARRANTS

1.1.	Method of Exercise. To exercise this Warrant in whole or in
part, the Holder shall deliver to Company, at the principal office of Company, (a) this Warrant, (b) a written notice, in substantially the form of the Subscription Notice attached hereto, of such Holder's election to exercise this Warrant, which notice shall specify the number of shares of Common Stock to be purchased, (c) payment of the Exercise Price with respect to such shares, and (d) the representation required by Section 2.3 hereof. Such payment may be made, at the option of the Holder, by cash, certified or bank cashier's check or wire transfer.

     As promptly as practicable after receipt of the items referred to above, Company shall execute and deliver to the Holder, in accordance with such notice, a certificate or certificates representing the aggregate number of shares of fully paid and non-assessable Common Stock specified in such notice. Such certificate or certificates shall be deemed to have been issued, and such Holder shall be deemed for all purposes to have become a holder of record of such shares, as of the date the Subscription Notice is received by Company. If this Warrant shall have been exercised only in part, at the time of delivery of the certificate or certificates Company shall deliver to the Holder a new Warrant evidencing the rights to purchase the remaining shares of Common Stock called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant or, at the election of Company, appropriate notation may be made on this Warrant, which shall then be returned to the Holder.
Company shall pay all expenses, taxes (if any) and other charges payable in connection with the preparation, issuance and delivery of share certificates and new Warrants.

1.2.	Exercisability.

This Warrant shall become exercisable in five non-cumulative installments, subject to the conditions set forth below:
(i)	 As used herein, "Income Before Tax" shall mean net
profit of the Business (as hereinafter defined) after substantially all expenses (including reserves for doubtful accounts, anticipated losses, and accruals for bonuses, insurance and liabilities) except income taxes on the earned revenue. As used herein, "Budgeted Income Before Tax" shall be the amount of budgeted income for the Business as established by its Board of Directors and approved by the Board of Directors of Canisco Resources, Inc. prior to the commencement of each Fiscal Year. The "Business" shall be Mansfield Industrial Coatings, Inc., a Mississippi corporation, or any successor.
The budget for the Business shall be determined in accordance with, and the Business shall be operated in accordance with, a Stock Purchase Agreement of even date between Company and the Holder of this Warrant.

(ii)	This Warrant shall be exercisable in five non-cumulative
Installments, with the number of shares purchasable in each Installment to be based upon the extent to which Income Before Tax compares with Budgeted Income Before Tax for each of the following fiscal years (the "Fiscal Years"):

Installment	          		Fiscal Year Ended March 31,
First Installment			                1999
Second Installment			               2000
Third Installment			                2001
Fourth Installment			               2002
Fifth Installment			                2003

If Income Before Tax exactly equals Budgeted Net Income in each
Fiscal Year, this Warrant will become exercisable for:
40,000 shares, or 8,000 shares in each Installment.

(iii)	In each Fiscal Year, if Income Before Tax is 100% or
less than Budgeted Income Before Tax, the Installment for that Fiscal Year shall be the following number of shares covered by this Warrant:

Income Before Tax as a  		       	Number of Shares
Percentage of Budgeted          		Issuable on Exercise of
Income Before Tax 	    		         the Fiscal Year's Installment

98 but less than 100%	                  				7,200

96% or more but less than 98%			 	          6,400

94% or more but less than 96%				           5,600

92% or more but less than 94%				           4,800

90% or more but less than 92%			          	 4,000

88% or more but less than 90%		           		3,200

86% or more but less than 88%			           	2,400

84% or more but less than 86%			           	1,600

82% or more but less than 84%			             	800

Less than 82%					                            	-0-


(iv)		In each Fiscal Year, if Income Before Tax is more
than 100% of Budgeted Income Before Tax, the number of shares covered by the Installment for that Fiscal Year shall be 8,000, increased by the percentage by which Income Before Tax exceeds Budgeted Income Before Tax. For example, if Income Before Tax exceeds Budgeted Income Before Tax by 10% in a given Fiscal Year, the Installment for that year shall be 8,800 shares (8,000 shares x 110%); if Income Before Tax exceeds Budgeted Income Before Tax by 20% in a given Fiscal Year, the Installment for that year shall be 9,600 shares
(8,000 shares x 120%).

(v)	Company shall advise Holder in writing  of the Budgeted Net
Income Before Tax and Income Before Tax promptly after such amounts have been determined for each Fiscal Year. Notwithstanding anything herein to the contrary, if the right to exercise any Installment is not exercised within sixty (60) days after Holder has been advised of Income Before Tax for a Fiscal Year, the right to exercise that Installment shall lapse and the shares covered by such Installment shall no longer be subject to purchase under this Warrant.

1.3.	No Fractional Shares to Be Issued. Company shall not be
required to issue fractions of shares of Common Stock upon exercise of this Warrant. If any fraction of a share would, but for this Section, be issuable upon any exercise of this Warrant, if the fraction shall be less than one-half, the number of shares issuable shall be rounded downward to the nearest whole number; otherwise the number of shares issuable shall be rounded upward to the nearest whole number.

1.4.	Share Legend. Each certificate for shares of Common Stock
issued upon exercise of this Warrant shall bear the following legend, unless at the time of exercise such shares are registered under the Securities Act:

The shares represented hereby are not registered under the Securities Act of 1933, are "restricted securities" as defined under that Act and are held subject to the terms, covenants and conditions of an agreement dated April 22, 1998, by and among this Company and certain other persons, and may not be transferred or disposed of except in accordance with the terms and provisions thereof and in compliance with appropriate legal requirements.
A copy of such agreement and all amendments thereto is on file and may be inspected at the principal executive offices of Company.

Any share certificate issued at any time in exchange or substitution for any share certificate bearing such legend
(except a new certificate issued upon completion of a public distribution pursuant to a registration statement under the Securities Act of 1933 the Act) shall also bear such legend unless, in the opinion of counsel which is satisfactory in form and substance to counsel for Company, the shares represented thereby are no longer subject to restrictions on resale under the Securities Act or the agreement referred to in such legend.

ARTICLE II

TRANSFER, EXCHANGE AND REPLACEMENT
OF WARRANTS

2.1.	Ownership of Warrant. Company may deem and treat the
Holder as the holder and owner hereof (notwithstanding any notations of ownership or writing hereon made by any person) for all purposes and shall not be affected by any notice to the contrary, until presentation of this Warrant for transfer as provided in this Article II.

2.2  Loss, Theft, Destruction or Mutilation of Warrants.
Upon receipt of evidence satisfactory to Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to Company or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, Company will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and to purchase the same aggregate number of shares of Common Stock as provided for in such lost, stolen, destroyed or mutilated Warrant.

2.3.	Transfer Restrictions. By acceptance of this Warrant,
the Holder acknowledges that it is acquiring the Warrant for such Holder's own individual account, and not with a view to distribution or resale. Upon exercise of this Warrant, the Holder will make a similar written representation with respect to the shares to be received upon exercise unless, in an opinion of counsel which is satisfactory in form and substance to counsel for Company, such representation is not necessary or appropriate to assure compliance with the registration provisions of the Act or any applicable state securities laws. Notwithstanding anything herein to the contrary, no transfer may be made of this Warrant or the shares acquired on the exercise hereof (except a sale of shares registered under the Act) unless Company has received an opinion of counsel which is satisfactory in form and substance to counsel for Company that such transfer can be made in compliance with the Act or such applicable state securities laws.

2.4 Proportional Adjustments on Division of this Warrant. Notwithstanding anything herein to the contrary, if the interest represented by this Warrant is transferred in part or otherwise divided into two or more Warrants as permitted by Section 4.4 hereof, the number of shares referred to in Section 1.2 and elsewhere herein shall be adjusted proportionately, as determined in good faith by Company, so that the aggregate of the rights represented by the multiple Warrants resulting from such transfer or division shall equal the rights of this Warrant before such transfer or division.

ARTICLE III

ANTIDILUTION PROVISIONS

	3.1	Certain Adjustments.  If Company (i) pays a dividend
in shares of Common Stock or makes a dividend or other distribution in shares of Common Stock in excess of 5%,
(ii) subdivides its outstanding shares of Common Stock,
(iii) combines its outstanding shares of Common Stock into a smaller number of shares of Common Stock, or (iv) issues other securities of Company to all holders of Common Stock, the Board of Directors of Company shall cause an adjustment to be made in the number of shares purchasable upon exercise of this Warrant and the Exercise Price so that the Holder of this Warrant shall be entitled to receive the kind and number of shares of Common Stock or other securities of Company which the Holder would have owned or have been entitled to receive if this Warrant had been exercised immediately prior to any such event or any record date with respect thereto.
An adjustment made pursuant to this Section 3.1 shall become effective immediately after the effective date of such event, retroactive to the record date, if any, for such event, and prompt written notice thereto shall be given to the Holder.
The Board of Directors shall have the sole discretion to make additional adjustments that it deems equitable to prevent dilution or enlargement of the benefits intended to be granted by this Warrant. Notwithstanding anything herein to the contrary, if Company issues a new Warrant in whole or partial replacement of this Warrant upon the transfer, combination, division or partial exercise of this Warrant, in replacement of a loss, theft, destruction or mutilation of this Warrant or for any other reason, the new Warrant, at Company's option, may reflect any adjustments therefore made pursuant to this Article III.


ARTICLE IV

MISCELLANEOUS

4.1.	Notices. All notices, requests, demands and other
communications required or permitted to Company hereunder shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such as Federal Express, or by other messenger) or three days after being deposited in the United States mails, registered or certified mail, postage prepaid, return receipt requested, addressed to (i) if Company, at its then principal executive office, marked to the attention of its President, and (ii) if to Holder, at his most recent residence address supplied in writing to Company by Holder.

4.2.	Amendments. The provisions of this Warrant may be amended, modified or waived only by written consent of Company and the Holder of this Warrant.

4.3. No Rights as Shareholder. This Warrant shall not entitle the Holder to any rights as a shareholder of Company either in law or in equity, unless and until the Holder exercises the right to purchase Common Stock as provided herein and subject to the provisions of Section 1.1 hereof.

	4.4.	No Assignment.  This warrant and the rights evidenced
hereby are not assignable or transferrable by Holder, except in accordance with the laws of descent and distribution.

IN WITNESS WHEREOF, Company has caused this Warrant to be executed on April 22, 1998 .

CANISCO RESOURCES, INC.

By:/s/ Ralph A. Trallo
Ralph A. Trallo, President

SUBSCRIPTION NOTICE
(To be executed for exercise of the Warrant)

To:  Canisco Resources, Inc.

The undersigned hereby irrevocably elects to exercise the right of purchase represented by the attached Warrant for, and to purchase thereunder, _____* shares of Common Stock, as provided for therein, and tenders herewith payment of the Exercise Price in full in the form of cash, certified or bank cashier's check or wire transfer in the amount of $_____. *

*Complete this number based upon the number of shares stated on the face of this Warrant before any adjustments pursuant to Article III. Company will advise the Holder on request about any adjustments that have been made and the equivalent number of shares or other securities that are issuable in lieu of one share of Common Stock outstanding as of the date this Warrants was originally issued, as well as any adjustments that have been made in the Exercise Price.

Note: An investment representation must be attached if required by Section 2.3 of the within Warrant.

Dated: ___________  __, ____

Note:	The above signature should correspond exactly with
the name on the face of the attached Warrant or with the name of the assignee appearing in the assignment form below.